Exhibit 21.1
Subsidiaries of the Registrant

770 South Post Oak, Inc.
AMG Chelsea, LLC
Apts at Merano, LLC
Apts at Mountain Creek, LLC
Bell Tower II Apts, LLC
Browning Place, LLC
Blue Lake Properties, Ltd.
Blue Lake Properties II, Ltd.
EQK Bridgeview Plaza, LLC
EQK Portage, LLC
FBH of Vista Ridge, LLC
FL Lake Wales Apts, LLC
Forest Pines Bryan 84, LLC
Holland Lake Partners, Ltd.
Income Opportunity Realty Investors, Inc.
Land LD Athens Lindsay Ln, LLC
Lorel Apts, LLC
LD Denton Cnty, LLC
LPG Apartments, LP
Northside on Travis, Ltd.
Ocean Estates, LLC
Parc at Denham Springs, L.P.
Parc at Denham Springs II, LP
Southern Properties Capital, Ltd.
Stanford GL, LLC
T Palm Desert, Inc.
T Sorrento, Inc.
TCI DC, Inc.
TCI McKinney 34, Inc.
TCI Park West I, LLC
TCI Stanford, LLC
TCI Valley Ranch 20, LLC
The Landing Apartments Houma, LLC
Travis Ranch, LLC
Villas at Bon Secour Apts, LLC
Villas at Park West I, LP
Villas at Park West II, LP
VR Apartments, LP